Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Fiscal 2010

Third Quarter Operational and Financial Results

Houston, TX, May 12, 2010 - Evolution Petroleum Corporation (NYSE Amex : EPM)  today reported financial and operating results for the three ended March 31, 2010, the third quarter of the Company’s fiscal year (“Q3-10”).

Oil and gas volumes in Q3-10 decreased 8% sequentially to 28,710 barrels of oil equivalent (“BOE”), or 319 BOE per day, compared to the three months ended December 31, 2009 (“Q2-10”), and were down 33% year-over-year compared to the three months ended March 31, 2009 (“Q3-09”). The production decline in Q3-10 was partially offset by the impact of work-over operations and first production in the Delhi Field CO2-EOR project in the last two weeks of the quarter. Production in the corresponding Q3-09 was heavily influenced by initial production from two development wells completed in the Giddings Field in January of 2009. Oil and gas revenues in Q3-10 increased 11% to $1.3 million, compared to $1.2 million for Q3-09, due to a 65% increase in blended oil and gas prices to $44.98 per BOE in Q3-10 from $27.27 per BOE in Q3-09.

Net loss in Q3-10 improved to $0.6 million, or $(0.02) per share, compared to a net loss in Q3-09 of $1.0 million, or $(0.04) per share, due primarily to a 20% reduction in operating expenses and an 11% increase in revenues.  Results for Q3-10 and Q3-09 included $0.51 million and $0.76 million, respectively, of depreciation, depletion and amortization, in addition to non-cash stock-based compensation expense of approximately $0.38 million and $0.54 million, respectively.

For the first nine months of fiscal 2010, net cash provided by operating activities was $2.2 million, which included a $2.1 million tax refund related to a tax loss carry-back.

Working capital was $5.3 million on March 31, 2010, as compared to $5.7 million on December 31, 2009 and $7.6 million at June 30, 2009.  The $2.3 million fiscal year-to-date decrease was due to oil and gas capital expenditures incurred of $2.8 million.  The company ended the fiscal third quarter with no outstanding debt and more than sufficient working capital to complete its remaining fiscal 2010 capital budget.

Robert Herlin, President and Chief Executive Officer, commented, “We are completing the fiscal 2010 program of testing our development projects in Oklahoma and South Texas to demonstrate their value and evaluate the most advantageous development strategies.  Obtaining first oil production at Delhi was a major milestone for us, and the expected steadily increasing cash flows from our 7.4% overriding royalty and mineral interests should contribute to acceleration of our other projects.”

Delhi

First production at the Delhi Field began in mid-March and averaged 243 gross barrels of oil sales per day for the month, based on a 31 day average.  Gross sales in April averaged an estimated 886 gross barrels per day, yielding better than 65 bopd net to Evolution’s interest solely from its expense-free, overriding royalty and mineral interests.  The operator continues to roll out expansion of the CO2 flood in the field.

Oklahoma

Evolution continued its testing of shallow gas shales on its lease holdings totaling 9,336 net acres in Wagoner County, Oklahoma.  The testing includes well completions with and without hydraulic fracture stimulations (“fracs”) in two Woodford Shale wells and two different frac design applications in one Caney Shale well. The completion of the Woodford Shale in the Henry #1 well, located on the west side of Evolution’s lease holdings, at a depth of approximately 1600’ has resulted in a steadily increasing gas production rate that currently exceeds 90 thousand cubic feet of gas per day (“mcfd”), accompanied by steadily declining water rates.  Since the gas rate is still increasing, the final peak rate has not yet been established. Separate testing of the Caney Shale has yet to confirm the optimum frac technique or the extent of that shale’s commerciality as a potential add-on to the Woodford.

“In Wagoner County, Oklahoma, we are continuing to test the Woodford Shale to determine the best development plan for the field,” continued Mr. Herlin.  “We are very encouraged by the results to date as the fracture stimulated Woodford test well has already exceeded the 80 mcfd per well rate we originally had targeted.  In Haskell County, we are planning to re-enter a well shortly to vertically test the Woodford Shale at a depth of about 5,000 feet.”

South Texas (Neptune)

Testing also continues on the company’s leases in the Lopez (oil) Field in South Texas. Restricted water injection capacity has limited production to the first of the two drilled infill producer wells.  While oil production has commenced, additional testing through June is likely to be required to fully evaluate each producer and better quantify and confirm the potential recovery.

Production Volumes and Prices

Net volumes for Q3-10 were 12,300 barrels (“Bbl”) of oil, condensate and natural gas liquids (“NGL”) and 98.5 million cubic feet of natural gas (“MMCF”), or 28,710 BOE.  Comparable net volumes for Q3-09 were 24,002 Bbls of oil, condensate and NGLs and 112.2 MMCF of natural gas, or 42,698 BOE.  The average realized price of oil increased 96% to $77.17 per barrel in Q3-10 from $39.47 per barrel in Q3-09, the average realized price of NGLs increased 95% in Q3-10 to $45.42 per barrel from $23.25 per barrel in Q3-09, and the average realized price of natural gas increased 33% to $5.48 per Mcf in Q3-10 versus $4.12 per Mcf in Q3-09.  On a BOE basis, the blended effective price received increased 65% to $44.98 in Q3-10 from $27.27 in Q3-09.

Costs and Expenses

Lease operating expenses and production severance taxes (“LOE”) for Q3-10 increased 42% to $0.40 million, or $14.12 per BOE, compared to $0.29 million, or $6.69 per BOE for Q3-09.  The absolute increase was primarily due to the addition of three producing wells and ad valorem taxes. The increase per BOE was due to the higher production volumes associated with initial production from two new Giddings wells in Q3-2009 and unusually high work-over activity during Q3-2010.

Depreciation, Depletion & Amortization Expense (“DD&A”) was $0.51 million, or $17.23 per BOE for Q3-10, compared to $0.76 million, or $17.57 per BOE in Q3-09.  The reduction in the DD&A rate was due to a reduction in projected capital expenditures associated with our proved undeveloped locations in our properties in the Giddings Field.

General and administrative (“G&A”) expense declined 25% to $1.2 million for Q3-10, as compared to $1.6 million for Q3-09, due to a decrease in non-cash stock-based compensation expense that was $0.38 million (32% of total G&A) and $0.54 million (34% of total G&A) for Q3-09, in addition to a reduction in legal fees and reduced salaries, wages and other administrative expenses.

Conference Call

Evolution Petroleum will host a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss its fiscal third quarter 2010 results. To access the call, please dial 480-629-9678 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website, www.evolutionpetroleum.com, where it will also be archived for replay. A telephonic replay of the conference call will be available until May 12, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4297395#.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value.  The Company is well positioned to continue its development projects in CO2 based EOR, bypassed resources and low cost shale gas. Principal assets as of July 1, 2009 include 3.9 MMBOE of proved and probable reserves in the Giddings Field of Central Texas, 0.5 MMBO of proved and unproved reserves with 90+ additional locations in South Texas, 13.6 MMBO of probable producing reserves in the Delhi CO2 EOR project in northeast Louisiana, 17,780 net acres of leases in shallow gas shale in Eastern Oklahoma and a proprietary artificial lift technology intended to extend the life of horizontal wells with oil or associated water production.

Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, can be accessed on its website.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future volumes, realize success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward- looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

-    Tables to Follow    -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues
Crude oil	$469,418	$351,684	$1,428,915	$2,337,948
Natural gas liquids	282,400	350,891	847,923	1,341,629
Natural gas	539,563	461,889	1,385,872	1,431,655
Total revenues	1,291,381	1,164,464	3,662,710	5,111,232

Operating Costs
Lease operating expense	399,833	255,710	1,134,607	905,020
Production taxes	5,432	29,750	40,258	137,522
Depreciation, depletion and amortization	505,445	759,836	1,673,344	1,909,009
Accretion of asset retirement obligations	15,562	12,591	45,100	24,452
General and administrative *	1,194,872	1,595,402	3,701,584	4,722,869
Total operating costs	2,121,144	2,653,289	6,594,893	7,698,872

Loss from operations	(829,763)	(1,488,825)	(2,932,183)	(2,587,640)

Other income
Interest income	18,776	8,024	47,785	99,452

Net loss before income tax benefit	(810,987)	(1,480,801)	(2,884,398)	(2,488,188)

Income tax benefit	259,466	444,184	926,112	596,237

Net loss	$(551,521)	$(1,036,617)	$(1,958,286)	$(1,891,951)

Loss per common share
Basic and Diluted	$(0.02)	$(0.04)	$(0.07)	$(0.07)

Weighted average number of common shares
Basic and Diluted	27,144,174	26,248,076	26,959,713	26,515,395

*General and administrative expenses for the three month period ended March 31, 2010 and 2009 included non-cash stock-based compensation expense of $384,701 and $537,285, respectively. General and administrative expenses for the nine month period ended March 31, 2010 and 2009 included non-cash stock-based compensation expense of $1,201,137 and $1,645,535, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	June 30,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$3,845,942	$3,891,764
Certificates of deposit	1,350,000	2,059,147
Receivables
Oil and natural gas sales	617,184	532,318
Income taxes	25,200	—
Other	65,041	172,314
Income taxes recoverable	—	2,055,802
Prepaid expenses and other current assets	201,055	162,441
Total current assets	6,104,422	8,873,786

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $10,752,249 and $9,819,465 at March 31, 2010 and June 30, 2009, respectively, were excluded from amortization	29,952,146	28,751,178
Other property and equipment	112,474	150,697
Total property and equipment	30,064,620	28,901,875

Other assets	57,335	53,162

Total assets	$36,226,377	$37,828,823

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$443,680	$690,639
Accrued liabilities	109,272	171,052
Royalties payable	273,016	218,477
State taxes payable	—	157,736
Total current liabilities	825,968	1,237,904

Long-term liabilities
Deferred income taxes	2,854,110	3,721,317
Asset retirement obligations	780,681	664,710
Stock bonus (Note 5)	—	370,440
Accrued compensation	315,000	—
Deferred rent	80,691	77,858

Total liabilities	4,856,450	6,072,229

Commitments and contingencies (Note 10)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; par value $0.001; 100,000,000 shares authorized; issued 27,931,101 shares and 27,318,517 shares as of March 31, 2010 and June 30, 2009, respectively; outstanding 27,142,901 shares and 26,530,317 shares as of March 31, 2010 and June 30, 2009, respectively	27,931	27,318
Additional paid-in capital	17,995,874	16,424,868
Retained earnings	14,228,144	16,186,430
	32,251,949	32,638,616
Treasury stock, at cost, 788,200 shares as of March 31, 2010 and June 30, 2009	(882,022)	(882,022)

Total stockholders’ equity	31,369,927	31,756,594

Total liabilities and stockholders’ equity	$36,226,377	$37,828,823

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flow

(Unaudited)

	Nine Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(1,958,286)	$(1,891,951)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	1,673,344	1,909,009
Stock-based compensation	1,201,137	1,645,535
Accretion of asset retirement obligations	45,100	24,452
Settlement of asset retirement obligations	—	(90,761)
Deferred income taxes	(867,207)	(889,419)
Deferred rent	2,833	2,833
Other	319,678	4,678
Changes in operating assets and liabilities
Receivables from oil and natural gas sales	(84,866)	1,578,347
Receivables from income taxes and other	2,137,875	2,474,698
Prepaid expenses and other current assets	(38,614)	147,707
Accounts payable and accrued expenses	(121,058)	(256,805)
Royalties payable	54,539	(265,104)
State taxes payable	(157,736)	—
Net cash provided by operating activities	2,206,739	6,172,057

Cash flows from investing activities
Development of oil and natural gas properties	(2,767,758)	(7,411,549)
Acquisitions of oil and natural gas properties	(185,141)	(2,477,133)
Capital expenditures for other equipment	—	(28,041)
Purchases of certificates of deposit	(1,350,000)	(1,740,944)
Maturities of certificates of deposit	2,059,147	—
Other assets	(8,851)	(4,559)
Net cash used in investing activities	(2,252,603)	(11,662,226)

Cash flows from financing activities
Proceeds from the issuance of restricted common stock	42	130
Purchase of treasury stock	—	(882,022)
Net cash provided by (used in) financing activities	42	(881,892)

Net decrease in cash and cash equivalents	(45,822)	(6,372,061)

Cash and cash equivalents, beginning of period	3,891,764	11,272,280

Cash and cash equivalents, end of period	$3,845,942	$4,900,219

Our supplemental disclosures of cash flow information for the nine months ended March 31, 2010 and 2009 are as follows:

	Nine Months Ended March 31,
	2010	2009
Income taxes paid	$251,800	$15,000

Income tax refunds and carry backs received	$2,095,126	$4,052,631

Non-cash transactions:
Decrease in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	$(187,681)	$(2,014,933)
Oil and natural gas properties incurred through recognition of asset retirement obligations	$70,871	$454,147

Evolution Petroleum Corporation and Subsidiaries

Condensed Operating Data

(Unaudited)

	Three Months Ended
	March 31			%
	2010	2009	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	6,083	8,911	(2,828)	(32)%

NGLs (Bbl)	6,217	15,091	(8,874)	(59)%

Natural gas (Mcf)	98,458	112,176	(13,718)	(12)%
Crude oil, NGLs and natural gas (BOE)	28,710	42,698	(13,988)	(33)%

Revenue data:

Crude oil	$469,418	$351,684	$117,734	33%

NGLs	282,400	350,891	(68,491)	(20)%

Natural gas	539,563	461,889	77,674	17%
Total revenues	$1,291,381	$1,164,464	$126,917	11%

Average price:
Crude oil (per Bbl)	$77.17	$39.47	$37.70	96%
NGLs (per Bbl)	45.42	23.25	22.17	95%
Natural gas (per Mcf)	5.48	4.12	1.36	33%
Crude oil, NGLs and natural gas (per BOE)	$44.98	$27.27	$17.71	65%

Expenses (per BOE)
Lease operating expenses and production taxes	$14.12	$6.69	$7.43	111%
Depletion expense on oil and natural gas properties (a)	$17.23	$17.57	$(0.34)	(2)%

(a) Excludes depreciation of furniture and fixtures of $10,797 and $9,769, for the three months ended March 31, 2010 and 2009, respectively.

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